Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of JAKKS Pacific, Inc. and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Dated: March 16, 2017	HONGKONG MEISHENG CULTURE LTD

	By:	/s/ Xiaoqiang Zhao
Xiaoqiang Zhao, its Executive Director

MEISHENG CULTURAL & CREATIVE CO., LTD

	By:	/s/ Xiaoqiang Zhao
Xiaoqiang Zhao, its Director